Exhibit 5.1

Tuvia Erlich	Ruth Dagan	Moran Yemini	Daniel Lipman Lowbeer	Ohad Elkaslassy
Meir Linzen	Asher Dovev	Saar Pauker	Nir Dash	Efrat Gut
Alan Sacks	Haim Gueta	Michal Gutelzon	Tal Hamdi	Idan Hatzav
Yaacov Brandt	Odelia Offer	Yahav Drori	Itzhak Shragay	Dana Kashi
Ehud Sol	Sharon Petel	Rotem Peled	Carmit Keanan	Alon Kaplan
Janet Levy Pahima	Moria Tam-Harshoshanim	Efri Berkovich	Ronit Bernstein	Nir Miller
Eldar Ben-Ruby	Guy Katz	Orit Hipsher	Elad Leef	Assaf Naveh
Amir Seraya	Daniel Reisner	Yehoshua Gurtler	Zvi Appel	Shuki Chen
Yael (Neeman) Bar-Shai	Nurit Dagan	Dan Sharot	Yael Chervinsky Edan	Dikla Nassi
Yaacov Sharvit	Yaniv Dinovitch	Itai Sarfaty	Gilad Shay	Chen Dekel-Zilber
Alon Sahar	Nir Raber	Shachar Porat	Roi Hayun	Yotam Blaushild
Eliot Sacks	Boaz Mizrahi	Amir Peres	Irma Tschernia Shepper	Keren Gichaz
Baruch Katzman	Harriet Finn	Elad Shaul	Simcha Koevary	Gilit Mantinband
David Zailer	Jay K. Kupietzky	Ofer Granot	Coby Solomon	Yael Zelnik
Neil Wilkof	Alon Ziv	Moshe Yaacov	Eran Plaschkes	Michal Pereg
Mark Phillips	Ofir Segev	Gal Schwartz	Maayan Hammer-Tzeelon	Shahar Levi
Adam Eytan	Ran Hai	Ran Kedem	Chen Luzzatto	Erez Nahum
Orly Gerbi	Ronen Reingold	Ra’anan Sagi	Tseela Yurkevich	Yana Slotsnik
Moshe Hardi	Haya Ehrman	Revital Katz	Limor Shechter	Tomer Farkash
Gilad Wekselman	Tal Dror Schwimmer	Yair Geva	Lev Zigman	Maor Roth
Yossi Ashkenazi	Shai Kagan	Eran Wagner	Noa Landau Bar-Ner	Hagar Ohayon
Gil White	Chagai Vered	Orit Strauss	Uriel Mozes	Yael Citro
Anthony Leibler	Gilad Majerowicz	Nachi Kurizki	Tsouriel Picard	Zara Gold
Eldad Chamam	Yuval Navot	Dana Gal-Altbauer	Amir Shmueli	Sahar Regev
Ilanit Landesman Yogev	Jeffrey Berk	Ronen Hausirer	Tamar Fefer-Solomon	Niva Dimor
Limor Hodir	Tal Even-Zahav	Hen Tirosh	Elad Wieder	Lior Bechar
Ory Nacht	Nahshon Axelrad	Racheli Pry-Reichman	Ilana Berman	Einav Hodor
Maya Racine Netser	Tzachi Schwartz	Gilad Neeman	Taly Secundo Zabary	Elad Travis
Esther Sternbach	Ruth Bergwerk	Ifat Pagis-Gelman	Tamar Bachar	Omer Yaniv
Roni Libster	Shira Margalit -Elbaz	Eyal Orgad	Michal Weiss	Nadav Yariv
Karen L. Elburg	Tamara Tapoohi Waldman	Ayelet Regavim-Kahanov	Hila Leibovitz	Jenia Melkhior
Gal Rozent	Efrat Ben-Eliezer	Efrat Raveh Bashan	Guy Altagar	Shir Sudak
Hanan Haviv	Hanna Bilavsky	Noa Margalit	Nir Gal	Karin Fried
James Franks	Efrat Ziv	Noa Foucks	Avishay Addad	Tal Avigdory
Liat Shaked-Katz	Robert Wiseman	Ariel Yosefi	Tzvi-David Bernstein

September 19, 2011

Mellanox Technologies, Ltd.

Hermon Bldg., Industrial Area

Yokneam, Israel

Dear Sirs,

Re: Shelf Registration Statement on Form S-3

A.            Introduction

1.               We have acted as Israeli counsel for Mellanox Technologies, Ltd., a company incorporated under the laws of Israel (the “Company”), in connection with the filing on September 19, 2011 with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, of (i) ordinary shares of the Company of nominal value NIS 0.0175 per share (the “Shares”), (ii) one or more series of debt securities of the Company (the “Debt Securities”) to be issued pursuant to an indenture between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in the form attached as an exhibit to the Registration Statement, and one or more supplements or officer’s certificates thereto or resolutions of the Board of Directors of the Company (the “Board”), in each case establishing the terms of each such series (collectively, the “Indenture”), (iii) warrants to purchase Debt Securities and/or Shares (collectively, the “Warrants”), (iv) rights to purchase Shares or any other Securities (as defined below) (the “Rights”), (v) purchase contracts for the purchase and sale of any of the Securities (as defined below) (the “Purchase Contracts”) and (vi) units consisting of two or more of the Securities (the “Units”), in each case as contemplated by the Registration Statement. The Shares, Debt Securities, Warrants, Rights, Purchase Contracts and Units are collectively referred to herein as the “Securities.” The Warrants may be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and a third party to be identified therein as warrant agent. The Rights may be issued under one or more rights agreements (each, a “Rights Agreement”) between the Company and a bank or trust company to be identified as rights agent. The Purchase Contracts may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) between the Company and a third party to be identified therein as purchase contract agent. The Units may be issued under one or more unit agreements (each, a “Unit Agreement”) between the Company and a third party to be identified therein as unit agent. The Indenture, the Warrant Agreements, the Rights Agreements, the Purchase Contract Agreements and the Unit Agreements are herein collectively called the “Agreements.”

B.            Documents

2.               In rendering the opinions set out below, for the purpose of this opinion we have examined the following documents:

2.1.          a copy of the certificate of incorporation of the Company;

2.2.          a copy of the Articles of Association of the Company, as amended as of May 16, 2011 (the “Articles of Association”);

2.3.          a copy of the minutes of the Board dated August 2, 2011 (the “Resolutions”);

2.4.          a copy of the Registration Statement; and

2.5.          such other documents as we may have considered necessary or desirable to examine in order that we may render this opinion.

C.            Assumptions and Qualifications

3.               We have assumed (without enquiry)

3.1.           the genuineness of all signatures on all documents and the completeness, authenticity and the conformity to original documents, of all copies submitted to us;

3.2.           the correctness of all facts stated in the Registration Statement;

3.3.           that the copy of the Articles of Association submitted to us for examination is a true, complete and up-to-date copy;

3.4.           that the copies of the Resolutions submitted to us for examination are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect any of the matters passed upon in the Resolutions;

3.5.           the definitive terms of each class or series of Securities shall have been established in accordance with resolutions duly adopted by the Board (or an authorized committee thereof) and in conformity with the then effective Articles of Association of the Company and applicable law;

3.6.           the Company will issue and deliver the Securities in the manner contemplated by any applicable underwriting, purchase or similar agreement and the Shares and any Securities issuable upon conversion, exchange or exercise of any other Security, will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities;

3.7.           with respect to any Debt Securities, that:

i.                  an Indenture relating to such Debt Securities shall have been duly authorized, executed and delivered on behalf of the Company;

ii.               all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by the Company and the Trustee;

iii.            such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture;

iv.           such Debt Securities, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

v.              such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, as executed and delivered, comply with all requirements and restrictions, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

3.8.           with respect to any Warrants, that:

i.                  any Warrant Agreement relating to the Warrants shall have been duly authorized, executed and delivered on behalf of the Company;

ii.               all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement(s);

iii.            such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement(s);

iv.           such Warrants and the related Warrant Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

v.              such Warrants and the related Warrant Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

3.9.           with respect to any Rights, that:

i.                  any Rights Agreement relating to the Rights shall have been duly authorized, executed and delivered on behalf of the Company;

ii.               all terms of such Rights shall have been established in accordance with the provisions of such Rights Agreement(s);

iii.            such Rights shall have been duly executed, issued and delivered in accordance with the provisions of such Rights Agreement(s);

iv.           such Rights and the related Rights Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

v.              such Rights and the related Rights Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

3.10   with respect to any Purchase Contracts, that:

i.                  any Purchase Contract Agreement relating to the Purchase Contracts shall have been duly authorized, executed and delivered on behalf of the Company;

ii.               all terms of such Purchase Contracts shall have been established in accordance with the provisions of such Purchase Contract Agreement(s);

iii.            such Purchase Contracts shall have been duly executed, issued and delivered in accordance with the provisions of such Purchase Contract Agreement(s);

iv.           such Purchase Contracts and the related Purchase Contract Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

v.              such Purchase Contracts and the related Purchase Contract Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

3.11.     with respect to any Units, that:

i.                  any Unit Agreement relating to the Units shall have been duly authorized, executed and delivered on behalf of the Company;

ii.               all terms of such Units shall have been established in accordance with the provisions of such Unit Agreement(s);

iii.            such Units shall have been duly executed, issued and delivered in accordance with the provisions of such Unit Agreement(s);

iv.           such Units and the related Unit Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

v.              such Units and the related Unit Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

3.12.     that the Company having obtained, at the time of the individual grants and issuances of the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract, (iv) upon exercise of a Right or (v) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated), the approval of the Board for the issuance of the Shares and any additional approval required pursuant to the applicable requirements of the Israeli Companies Law — 1999 (the: “Companies Law”).

3.13.     that no act, consent or approval is required under Chapter Five - Part Six of the Companies Law (i) upon the issuance and offering by the Company of the Securities and (ii) in connection with the execution and performance of the Agreements;

3.14.     that the Agreements and the Securities will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Agreements and the Securities will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, (c) the due organization, valid corporate existence and good standing of each of the parties to the Agreements other than the Company, under the laws of its jurisdiction of establishment, and (d) that the status of the Agreements and the Securities as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities;

3.15.     all acts, conditions or things required to be fulfilled, performed or effected in connection with the issuance of the Securities and the execution or delivery of the Agreements under the laws of any jurisdiction (other than Israel) will be duly fulfilled, performed and complied with;

3.16.     there are no provisions of the laws of any jurisdiction (other than the laws of Israel) which will be contravened by the execution or delivery of the Agreements and the issuance of the Securities and that, in so far as any obligation expressed to be incurred or performed under each such Agreement and to the extent relevant, the Securities, falls to be performed in or is otherwise subject to the laws of any jurisdiction (other than Israel), its performance will not be illegal by virtue of the laws of that jurisdiction, and none of the opinions expressed herein will be affected by the laws (including, without limitation, the public policy) of any jurisdiction outside of Israel, and insofar as the laws of any jurisdiction outside of Israel may be relevant, such laws have been or will be complied with;

3.17.     all applicable consents, approvals, authorizations, licenses, exemptions or orders required from any applicable governmental or other regulatory authorities and all other requirements for the legality, validity and enforceability of the Agreements and the issuance of the Securities (other than any requirements under the laws of Israel) have been (and have not been withdrawn) or will be duly obtained or fulfilled, and are (and will remain) in full force and effect, and that any conditions to which they are subject have been (or will be) satisfied;

3.18.     that the execution of the Agreements, the performance of the obligations under the Agreements, and the issuance and the delivery of, and the performance of the obligations, where applicable, under the Securities will be in compliance with (i) applicable laws and regulations in Israel and (ii) the provisions of the Articles of Association of the Company;

3.19.     that the parties to each of the Agreements has not entered, and will not enter, into any agreement, document or arrangement or transaction which may in any way prohibit or restrict its right to enter into the relevant Agreement to which it is a party;

3.20.     that no foreign law affects the conclusions stated in this opinion; and

3.21.     that any Securities issued in Israel will be issued under a valid exemption from the requirement to publish a prospectus under the Israeli Securities Authority.

4.               In addition, the opinions expressed below are subject to the following limitations and qualifications:

4.1.           Our opinions are qualified by the limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of any Agreement, and by the effect of judicial decisions that have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

4.2.           We express no opinion as to the validity, binding effect or enforceability of any provision in the Agreements or, where applicable, the Securities by reference to a law other than the law of the State of Israel, or as to the availability in Israel of remedies which are available in other jurisdictions.

4.3.           This opinion relates only to the laws of the State of Israel as to the date hereof and as currently applied by the Israeli courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the State of Israel. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the State of Israel. This opinion is also given on the basis that we undertake no responsibility to notify any person of any change in the laws of the State of Israel after the date of this opinion. Additionally, we are not obliged to update this opinion to reflect any legal or legislative developments, or other changes to law or fact, arising after the date of this opinion.

4.4.           We express no opinion as to the enforceability of any provisions of any Agreement providing that (a) rights or remedies are not exclusive, (b) rights or remedies may be exercised without notice, (c) every rights or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or (d) the election of a particular remedy or remedies does not preclude recourse to one or more other remedies.

D.            Opinion

5.               Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

5.1.          the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract, (iv) upon exercise of a Right or (v) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Shares against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable;

5.2.          the Debt Securities (including any Debt Securities duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Debt Securities or (ii) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Debt Securities against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

5.3.          the Warrants (including any Warrants duly issued as a component of a Unit) upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

5.4.          the Rights (including any Rights duly issued as a component of a Unit) upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Rights against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

5.5.          the Purchase Contracts (including any Purchase Contracts duly issued as a component of a Unit), upon receipt by the Company of such lawful consideration therefor as the Board (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; and

5.6.          the Units, upon receipt by the Company of such lawful consideration therefor as the Board (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

6.               For the purposes of this legal opinion, we have assumed that the term “non-assessable” in relation to the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract, (iv) upon exercise of a Right or (v) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated)) to be issued means that holders of such Shares, having fully paid up all amounts due on such Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

7.               The term “enforceable” as used above means that the obligations assumed or to be assumed by the Issuer under each of the Agreement are of a type which the Israeli courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1.          this legal opinion is not to be taken to imply that an Israeli court will necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under the laws of Israel and certain obligations may result in a claim for damages only as opposed to specific performance;

7.2.          enforcement may be limited by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganization, arrangement, moratorium and other laws of general application relating to or affecting the relief of debtors or the rights and remedies of creditors;

7.3.          where any party to any of the Agreements or, where applicable, any Security is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

7.4.          any provision of any Agreement, if applicable, which provides that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, unreasonable, arbitrary or manifestly incorrect and an Israeli court may regard any certification, determination or calculation as no more than prima facie evidence and may enquire into the merits of any claim by an aggrieved party;

7.5.          under certain conditions enforcement of any provision of any Agreement may be limited if an Israeli court holds the relevant provision to have been frustrated by unpredictable events happening after the execution of the relevant Agreement;

7.6.          claims may be or become subject to a defense of set-off or counterclaim;

7.7.          an Israeli court (i) may stay proceedings if concurrent proceedings are being brought elsewhere and (ii) may decline to accept jurisdiction in certain cases;

7.8.          party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or other vitiating factors and the Israeli courts will generally not enforce an obligation if there has been fraud;

7.9.          any provision in any of the Agreements or, where applicable, any Security which purports to excuse or protect any party against its own negligence or misconduct or which purports to apply notwithstanding the negligence or misconduct of any party, or excusing a party from a liability or duty otherwise owed, may be limited by law or may not be given effect by the Israeli courts;

7.10.    if any obligation is to be performed in a jurisdiction outside of Israel, it may not be enforceable in Israel to the extent, inter alia, that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

7.11.    any provision in any of the Agreements which provides, or which has the effect of providing, the payment of an increased amount by reason of any default may not be enforceable in an Israeli court if it is construed as a penalty;

7.12.    any provision in any of the Agreements, if any, restricting competition or trade may not be enforceable under certain circumstances;

7.13.    In some cases, terms of an Agreement may be amended or waived orally by all the parties notwithstanding provisions to the contrary in the Agreement;

7.14.    to the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision in an Agreement may be unenforceable or void for uncertainty;

7.15.    any provision of an Agreement stating that a failure or delay, on the part of any party, in exercising any right or remedy under the Agreement shall not operate as a waiver of such right or remedy may not be effective where one party’s conduct or representations had led the other party to reasonably conclude that the party has agreed to waive his rights, notwithstanding this “no waiver” provision;

7.16.    an Israeli court may stay proceedings if concurrent proceedings are brought elsewhere and/or if there is another clearly more appropriate forum than Israel;

7.17.    it is possible that an Israeli court would hold that any judgment (whether in Israel or elsewhere) given in relation to an Agreement supersedes the specific provisions of such an Agreement for all intents and purposes, with the effect that any obligations imposed upon each of the parties under an Agreement, which are expressed to apply both before and after judgment, might not be held to survive any judgment;

8.               We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

9.               The opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ HERZOG FOX & NEEMAN

HERZOG FOX & NEEMAN